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                                                                    Exhibit 10.4

                         FORM OF  EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT (the "Agreement") is dated as of November __, 1997, between AMB Property, L.P., a Delaware limited partnership (the "Company"), and _______________________ (the "Executive").

        1.     EMPLOYMENT

               The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

        2.     TERM AND RENEWAL

               2.1. Term. The employment of the Executive by the Company as provided in Section 1 will commence on the date hereof and will terminate [one year] [three years]from the date hereof (the "Expiration Date") unless automatically extended for an additional 12-month period pursuant to Section 2.2 hereof or sooner terminated as hereinafter provided (each such period, an "Employment Period").

                2.2. Renewal. Following the expiration of the initial Employment Period and provided that this Agreement has not been terminated by the Executive or the Company pursuant to Section 5 hereof, and every year thereafter, this Agreement shall be automatically renewed on the terms set forth herein for an additional twelve-month period, effective on each anniversary date of the date hereof.

        3.     POSITION AND DUTIES

               3.1. (a) Position. The Executive hereby agrees to serve as _____________________ of the Company.

                    (b) Additional Positions. At the Company's request, the Executive shall serve the Company and/or its respective subsidiaries and affiliates in other offices and capacities in addition to that set forth in
Section 3(a) hereof [, including, without limitation, if elected, as a member of the Board of Directors (the "Board") of AMB Property Corporation, a Maryland corporation (the "REIT"); provided however, that nomination to and continued service as a member of the Board shall be at the sole discretion of the Executive]. In the event that the Executive, during the term of this Agreement, serves in any one or more of the capacities set forth in this Section 3(b), the Executive's compensation shall not be increased beyond that specified in Section 4 of this Agreement. In addition, in the event the Executive's service in one or more of the capacities set forth in this Section 3(b) is terminated, the Executive's compensation, as specified in Section 4 of this Agreement, shall not be diminished or reduced in any manner as a result of such termination for so long as the Executive otherwise remains employed under the terms of this Agreement.

               3.2. Duties. The Company agrees that the duties that may be assigned to the Executive shall be the usual and customary duties of the offices of ______________________.


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               3.3. Devotion of Time and Effort. The Executive shall devote substantially all of his business time and attention to the performance of services to the Company in his capacity as an officer thereof and as may reasonably be requested by the Board.

               3.4. Other Activities. Subject to Section 7.2 hereof, the Executive may engage in other activities for the Executive's own account while employed hereunder, including without limitation charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of the Executive's duties hereunder.

        4.     COMPENSATION AND RELATED MATTERS

               4.1. Salary. During the Employment Period, the Company shall pay the Executive an annual salary of $_________ during the first 12-month period and at such annual salary as determined by the Compensation Committee of the Board (the "Compensation Committee") during the second and subsequent 12-month periods of the Executive's employment with the Company, but not less than $________. All salary is to be paid consistent with the standard payroll practices of the Company (e.g., timing of payments and standard employee deductions, such as income tax withholdings, social security, etc.). The Executive's performance and salary shall be subject to review at the end of each fiscal year and an increase in annual salary, if one is so determined by the Compensation Committee, shall be made on a basis consistent with the standard practices of the Company.

               4.2. Bonus. The Compensation Committee shall review the Executive's performance at least annually during each year of the Employment Period and cause the Company to award the Executive a cash bonus in an amount equal to up to [100%] [150%] of the annual salary, as provided in Section 4.1 above (the "Cash Bonus"), which the Compensation Committee shall reasonably determine as fairly compensating and rewarding the Executive for services rendered to the Company and/or as an incentive for continued service to the Company. The amount of such cash bonus shall be determined in the sole and absolute discretion of the Compensation Committee and shall be dependent on, among other things, the achievement of certain performance levels by the Company, including, without limitation, growth in funds from operations per share, and the Executive's performance and contribution to increasing funds from operations per share. Notwithstanding the foregoing, the Executive may elect to receive such bonus in restricted shares of the [REIT's] common stock, par value $.01 per share (the "Common Stock"), [of AMB Property Corporation, a Maryland corporation (the "REIT")], or in options to purchase Common Stock. If the Executive elects to receive such bonus in restricted shares of Common Stock, the Executive shall receive a number of restricted shares of Common Stock (the "Restricted Bonus Shares") equal to (i) 125% of the Cash Bonus divided by (ii) the Fair Market Value per share (as defined below). If the Executive elects to receive such bonus in options to purchase Common Stock, the Executive shall receive options (the "Bonus Options") to purchase, at a purchase price per share equal to the Fair Market Value, a number of shares of Common Stock determined based on 150% of the amount of the bonus and the Fair Market Value of the Common Stock, using option-pricing methodology adopted at the discretion of the Compensation Committee. The "Fair Market Value" of a share of Common Stock shall be (i) the closing price of a share of Common Stock on the principal exchange on which shares of


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Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to the date on which the Compensation Committee notifies the Executive of such bonus (the "Bonus Notification Date"), or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (ii) if Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day previous to such date as reported by NASDAQ or such successor quotation system; or (iii) if Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Compensation Committee acting in good faith. The Executive's election to receive such bonus in Restricted Bonus Shares or Bonus Options must be received in writing by the Secretary of the Company not later than October 1 of the year for which such bonus may be earned. Restricted Bonus Shares and the Bonus Options, if any, shall be granted pursuant to the 1997 Stock Option and Incentive Plan of AMB Property Corporation and its Subsidiaries (or, if such plan has been terminated, such successor or replacement employee benefit plan), and shall be subject to the applicable terms and conditions set forth therein, or, if no such employee benefit plan is in existence as of the date such Restricted Bonus Shares or Bonus Options are granted, the terms and conditions of such Restricted Bonus Shares and Bonus Options shall be determined by the Compensation Committee, in its sole discretion.

               4.3. Business Expenses. The Company shall promptly in accordance with Company policy reimburse the Executive for all reasonable business expenses incurred in accordance with and subject to the limits set forth in the Company's written policies with respect to business expenses, including, without limitation, business seminar fees, professional association dues, reasonable entertainment expenses incurred by the Executive in connection with the business of the Company and/or its respective subsidiaries and affiliates, and reasonable travel expenses, including all airfare, hotel and rental car expenses, incurred by the Executive in traveling in connection with the business of the Company, upon presentation to the Company of written receipts for such expenses.

               4.4.   Other Benefits.

                      (a) Medical Insurance. During the Employment Period, the Company, at its sole cost, shall provide to the Executive, the Executive's spouse and children such health, dental and optical insurance as the Company may from time to time make available to its other executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements.

                      (b) Life and Disability Insurance. During the Employment Period, the Company shall provide to the Executive such disability and/or life insurance as the Company in its sole discretion may from time to time make available to its other executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements.


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                      (c) Pension Plans, Etc.  During the Employment Period, the
Executive shall be entitled to participate in all pension, 401(k) and other employee plans and benefits established by the Company on at least the same terms as the Company's other executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements.

               4.5. Vacation. The Executive shall be entitled to four (4) vacation weeks (20 business days) in each calendar year, subject to and on a basis consistent with Company policy, provided, that in the event of part-time employment by the Executive (as determined by the Committee in its sole and absolute discretion), the number of vacation weeks to which the Executive is entitled shall be proportionately reduced. In addition, the Executive will be entitled to all Company holidays.

               4.6. Office, Staff, and Equipment. The Company agrees to provide the Executive, as a condition to the Executive's services hereunder, such staff, equipment and office space as is reasonably necessary for the Executive to perform the Executive's duties hereunder, subject to and on a basis consistent with Company policy.

        5.     TERMINATION

               5.1. Death. The Executive's employment hereunder shall terminate upon his death.

               5.2. Disability. The Executive's employment hereunder shall terminate on the Executive's physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Board, renders the Executive unable to perform properly his duties under this Agreement, and as a result, the Executive is unable to perform such duties for six (6) consecutive calendar months or for shorter periods aggregating one hundred and eighty (180) business days in any twelve (12) month period, but only to the extent that such definition does not violate the Americans with Disabilities Act.

               5.3. Cause. The Company may terminate the Executive for Cause at any time, upon written notice to Executive. For purposes of this Agreement, "Cause" shall mean:

                      (a) gross negligence or willful misconduct in the performance of duties hereunder;

                      (b) an uncured breach of any of the employee's material duties hereunder;

                      (c) fraud or other conduct against the material best interests of the Company; or

                      (d) a conviction of a felony if such conviction has a material adverse effect on the Company.


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               5.4. Termination Without Cause. The Company may terminate this
Agreement without Cause at any time, provided that the Company first delivers to the Executive the Company's written election to terminate this Agreement at least ninety (90) days prior to the effective date of termination.

               5.5. Executive's Termination for Good Reason. The Executive may terminate this Agreement for Good Reason upon at least ten (10) days prior written notice to the Company. For purposes of this Agreement, "Good Reason" shall mean:

                      (a) a substantial adverse change in the nature or scope of the employee's responsibilities and authority hereunder; or

                      (b) an uncured breach by the Company of any of its material obligations hereunder.

               5.6. Executive's Voluntary Termination. The Executive may, at any time, terminate this Agreement without Good Reason, provided that the Executive delivers written notice to the Company at least ninety (90) days prior to the effective date of termination.

               5.7. Nonrenewal. The Company may terminate this Agreement upon the expiration of any Employment Period, provided that the Company gives written notice of such nonrenewal to the Executive at least ninety (90) days prior to the expiration of such Employment Period.

               5.8. Retirement. The Executive's employment shall terminate upon his retirement upon or immediately following his sixty-fifth birthday. In the case of the Executive's retirement, the Company shall pay to the Executive promptly after Executive's termination (i) the unpaid annual salary pursuant to
Section 4.1 hereof to which such Executive is entitled pursuant to Section 6 hereof, through the date of the termination of such Executive's employment, and
(ii) as soon as practicable after the close of the Company's fiscal year in which the Executive's termination occurs, a prorated portion of any unpaid bonus determined by the Board pursuant to Section 4.2 hereof. This Section 5.8 shall not limit the entitlement of the Executive to any retirement benefit then available to the Executive under any benefit plan or policy which is maintained by the Company for the Executive's benefit.

               5.9. Notice. Any termination of the Executive's employment by the Company or the Executive shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               5.10. Date of Termination. The effective date of the Executive's termination depends on the type of termination applied. "Date of Termination" shall mean the following:


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                      (a) if the Executive's employment is terminated by his
           death, the date of his death;

                      (b) if the Executive's employment is terminated by reason of his disability, the date of the opinion of the physician referred to in Section 5.2 hereof;

                      (c) if the Executive's employment is terminated by the Company for Cause pursuant to Section 5.3 hereof, or without Cause by the Company pursuant to Section 5.4 hereof, the date specified in the Notice of Termination;

                      (d) if the Executive resigns for Good Reason (pursuant to Section 5.5 hereof) or voluntarily (pursuant to Section 5.6 hereof), the date specified in the Notice of Termination;

                      (e) if the Executive's employment is terminated pursuant to Section 5.7 hereof, the date this Agreement terminates by its terms; and

                      (f) if the Executive's employment is terminated pursuant to Section 5.8 hereof, the date of such Executive's retirement.

               5.11.  Termination Obligations.

                      (a) The Executive hereby acknowledges and agrees that all Personal Property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belongs to the Company and shall be promptly returned to the Company upon termination of the Employment Period. "Personal Property" includes, without limitation, all electronic devices of the Company used by the Executive, including, without limitation, personal computers, facsimile machines, cellular telephones, pagers and tape recorders and all books, manuals, records, reports, notes, contracts, lists, blueprints, maps and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information of the Company.

                      (b) Upon termination of the Employment Period, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any affiliate.

                      (c) The representations and warranties contained herein and the Executive's obligations under this Section 5.11 and Sections 7 and 8 hereof shall survive termination of the Employment Period and the expiration of this Agreement.


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        6.     COMPENSATION UPON TERMINATION

               6.1.   Death.

                      (a) Severance Payment. If the Executive's employment shall be terminated pursuant to Section 5.1 hereof, the Company shall pay monthly to the Executive's estate the Executive's annual salary payable pursuant to Section 4.1 hereof and one-twelfth of any bonus payable pursuant to Section 4.2(a) hereof at the most recent annual amount received, or entitled to be received, by the Executive for a period equal to the lesser of one (1) year following the Date of Termination or the remainder of the Employment Period as set forth in Section 2 hereof.

                      (b) Severance Benefits. At the Executive's estate's expense, the Executive's spouse and children shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

               6.2.   Disability.

                      (a) Severance Payment. If the Executive's employment shall be terminated by reason of disability pursuant to Section 5.2 hereof, the Company shall pay to the Executive and the Executive shall receive a single severance payment in an amount equal to the sum of: (i) the Executive's annual salary paid hereunder pursuant to Section 4.1 hereof plus (ii) an amount equal to the annual bonus received by the Executive during the most recent preceding period (collectively, the "Severance Payment"). Such payment shall be in addition to any disability insurance payments to which the Executive is otherwise entitled and any other compensation earned by Executive hereunder.

                      (b) Severance Benefits. At the Executive's own expense, the Executive and the Executive's spouse and children shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

               6.3.   Cause.

                      (a) Salary and Bonus. If the Executive's employment shall be terminated for Cause pursuant to Section 5.3 hereof, the Company shall pay the Executive his salary and any bonus then payable pursuant to Sections 4.1 and
4.2 hereof through the Date of Termination.

                      (b) Benefits. At the Executive's own expense, the Executive and the Executive's spouse and children shall also be entitled to any continuation of health insurance coverage rights under any applicable law.


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               6.4.   Termination Without Cause.

                      (a) Severance Payment. If the Company shall terminate the Executive's employment without Cause pursuant to Section 5.4 hereof, the Company shall pay the Executive the Severance Payment, as described in Section 6.2(a) hereof.

                      (b) Severance Benefits. In addition to paying the Executive's Severance Payment, the Company, at the Company's expense, shall continue to provide to the Executive and the Executive's spouse and children all benefits described in Section 4.4 hereof for a period of one year commencing on the Date of Termination.

               6.5.   Executive's Termination for Good Reason.

                      (a) Severance Payment. If the Executive terminates his employment with the Company pursuant to Section 5.5 hereof for Good Reason, the Company shall pay the Executive the Severance Payment, as described in Section 6.2(a) hereof.

                      (b) Severance Benefits. In addition to paying the Executive's Severance Payment, the Company, at the Company's expense, shall continue to provide to the Executive and the Executive's spouse and children all benefits described in Section 4.4 hereof for a period of one year commencing on the Date of Termination.

               6.6. Executive's Voluntary Termination. In the event of the voluntary termination of this Agreement by the Executive, pursuant to Section
5.6 hereof, the Executive shall have the right to receive the Executive's compensation as provided in Section 4 hereof through the Date of Termination.

               6.7. Manner of Payment. Any Severance Payment made pursuant to this Section 6 shall be payable in a one-time payment by the Company which the Company shall pay to the Executive not later than 60 days after the Date of Termination.

               6.8. Limitation. The foregoing notwithstanding, the total of such Severance Payments, pursuant to Sections 6.1, 6.2, 6.4 and 6.5 hereof, shall be reduced to the extent that the payment of such amount would cause the Executive's total termination benefits (as determined by the Executive's tax advisor) to constitute an "excess" parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and by reason of such excess parachute payment the Executive would be subject to an excise tax under
Section 4999(a) of the Code, but only if the Executive determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

        7.     CONFIDENTIALITY, NONCOMPETITION AND NONSOLICITATION COVENANTS

               7.1. Confidentiality. In addition to the agreements set forth in
Section 5.12(a) hereof, the Executive hereby agrees that the Executive will not, during the Employment Period or


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at any time thereafter directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). The Executive agrees that, upon termination of his employment with the Company, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by the Executive, or (iii) is lawfully disclosed to the Executive by a third party. As used in this Agreement the term "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his relationship with the Company, about the owners, tenants, employees, consultants, vendors, business methods, public relations methods, organization, procedures, property acquisition and development, or finances, including, without limitation, information of or relating to owner or tenant lists of the Company and its affiliates.

               7.2. Noncompetition. During the term of the Executive's employment hereunder, and until the later to occur of (i) the first anniversary of the Date of Termination and (ii) the second anniversary of the completion of the initial public offering of common stock of AMB Property Corporation, a Maryland corporation, the Executive shall not engage in any activities, directly or indirectly, in respect of commercial real estate, and will not make any investment in respect of industrial or retail real estate, other than through ownership of not more than 5% of the outstanding shares of a public company engaged in such activities and through investments existing as of the date of this Agreement listed on Schedule I hereto.

               7.3. Nonsolicitation. For a period of two (2) years following the date on which the Executive's employment hereunder is terminated, the Executive shall not solicit or induce any of the Company's employees, agents or independent contractors to end their relationship with the Company, or recruit, hire or otherwise induce any such person to perform services for the Executive, or any other person, firm or company.

        8.     GENERAL PROVISIONS

               8.1. Injunctive Relief and Enforcement. The Executive acknowledges that the remedies at law for any breach by him of the provisions of Sections 5.11(a) or 7 hereof may be inadequate and that, therefore, in the event of breach by the Executive of the terms of Sections 5.11(a) or 7 hereof, the Company shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Sections 5.11(a) or 7 hereof and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement.


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
               8.2. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when addressed as follows and (i) when personally delivered, (ii) when transmitted by telecopy, electronic or digital transmission with receipt confirmed, (iii) one day after delivery to an overnight air courier guaranteeing next day delivery, or (iv) upon receipt if sent by certified or registered mail. In each case notice shall be sent to:

        If to Executive:     _____________________
                             AMB Property Corporation
                             505 Montgomery Street, 5th Floor
                             San Francisco, CA 94111
                             Facsimile: (415) 394-9001

        If to the Company:   AMB Property Corporation
                             505 Montgomery Street
                             San Francisco, CA 94111
                             Attention:  General Counsel
                             Facsimile:  (415) 394-9001

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               8.3. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In addition, in the event any provision in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.

               8.4. Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.

               8.5. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               8.6. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


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               8.7. Choice of Law. This Agreement shall be construed,
interpreted and enforced in accordance with the laws of the State of California without giving effect to the principles of conflict of laws thereof.

               8.8. Indemnification. To the fullest extent permitted under applicable law, the Company shall indemnify, defend and hold the Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, "Damages") directly or indirectly arising out of or relating to the Executive discharging the Executive's duties hereunder on behalf of the Company and/or its respective subsidiaries and affiliates, so long as the Executive acted in good faith within the course and scope of the Executive's duties with respect to the matter giving rise to the claim or Damages for which the Executive seeks indemnification.

               8.9. LIMITATION ON LIABILITIES. IF EITHER THE EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES AND SHALL EXCLUDE (I) PUNITIVE DAMAGES, AND (II) CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES (E.G., LOST PROFITS AND OTHER INDIRECT OR SPECULATIVE DAMAGES). THE MAXIMUM AMOUNT OF DAMAGES THAT THE EXECUTIVE MAY RECOVER FOR ANY REASON SHALL BE THE AMOUNT EQUAL TO ALL AMOUNTS OWED (BUT NOT YET PAID) TO THE EXECUTIVE PURSUANT TO THIS AGREEMENT THROUGH ITS NATURAL TERM AND THROUGH ANY APPLICABLE SEVERANCE PERIOD, PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE.

               8.10. WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

               8.11. Attorneys' Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.

               8.12. Entire Agreement. This Agreement contains the entire agreement and understanding between the Company and the Executive with respect to the employment of the



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
Executive by the Company as contemplated hereby, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both the Executive and the Board.

               8.13. The Executive's Acknowledgment. The Executive acknowledges
(a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.



                            (Signature Page Follows)


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
               IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first above written.


                    AMB PROPERTY, L.P.,
                    a Delaware limited partnership


                        By   AMB Property Corporation,
                             its general partner


                             By:
                                --------------------------------------------
                                S. Davis Carniglia
                                Managing Director, Chief Financial
                                Officer, General Counsel and Secretary



                    EXECUTIVE


                    ----------------------------------------------
                    [Name]

                                   SCHEDULE I


                           [List existing investments]



                                      I-1